For immediate release Financial Contact: Patton Hofer Knowles Investor Relations Email: Investorrelations@knowles.com Knowles Appoints Erania Brackett to its Board of Directors ITASCA, Ill., May 16, 2023 — Knowles Corporation (NYSE: KN), a market leader and global provider of advanced micro-acoustic microphones and balanced armature speakers, audio solutions, and high performance capacitors and radio frequency products, today announced the appointment of Erania Brackett as an independent director to the Company’s Board of Directors. Her appointment expands the Board to 10 directors. Ms. Brackett has over 20 years of experience in the medtech industry. She is currently Senior Vice President, Customer Experience, Orthodontic Aligner Solutions and Head of ESG for Dentsply Sirona, a leading global manufacturer of professional dental products and technologies, where she also served as Senior Vice President and Chief Marketing Officer from August 2021 to March 2023. Prior to joining Dentsply Sirona, Ms. Brackett held various commercial, marketing and operational leadership roles at Medtronic plc and at GE Healthcare. “We are delighted to welcome Erania to Knowles’ Board of Directors. Her extensive executive, marketing and operational leadership experience at large, global manufacturing companies and her insights into the medical devices market will benefit Knowles as we continue to focus on higher value solutions and markets to enhance shareholder value,” said Don Macleod, chairman of the board of Knowles. Ms. Brackett will also serve as a member of the Compensation Committee of Knowles’ Board of Directors. About Knowles Knowles is a market leader and global provider of advanced micro-acoustic microphones and balanced armature speakers, audio solutions, and high performance capacitors and radio frequency (“RF”) products, serving the consumer electronics, medtech, defense, electric vehicle, industrial, and communications markets. Knowles uses its leading position in SiSonic™ micro-electromechanical systems ("MEMS") microphones and strong capabilities in audio processing technologies to optimize audio systems and improve the user experience across consumer applications. Knowles is also a leader in hearing health acoustics, high performance capacitors, and RF solutions for a diverse set of markets. Knowles’ focus on the customer, combined with unique technology, proprietary manufacturing techniques, and global operational expertise, enables it to deliver innovative solutions across multiple applications. Founded in 1946 and headquartered in Itasca, Illinois, Knowles is a global organization with employees in over a dozen countries. For more information, visit knowles.com.